UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2005

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

Virginia	0-15981	54-1194795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

In connection with the resignation of Robert B. Lockhart, as more fully discussed in Item 5.02 below and incorporated by reference into this Item 1.02, the Senior Executive Employment Agreement of Mr. Lockhart dated as of December 1, 2003 by and between Hilb Rogal & Hobbs Company (the “Company”) and Mr. Lockhart terminated effective May 25, 2005. The Change of Control Employment Agreement dated as of December 1, 2003, as amended, by and between the Company and Mr. Lockhart also terminated effective May 25, 2005.

Mr. Lockhart had entered into the Senior Executive Employment Agreement with the Company, effective December 1, 2003, to serve as President and Chief Operating Officer of the Company. Mr. Lockhart’s term of employment under this agreement would have terminated initially on February 28, 2006. On March 1, 2005, the term of employment was automatically extended to February 28, 2007. On each anniversary of March 1, 2005, the term of employment would have been automatically extended to set the term for a two year period, unless notice that the term of employment would not be extended had been given by either party to the other at least 60 days prior to such date. This agreement provided for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event was his base annual salary of $365,000 to be reduced. Effective March 1, 2005, Mr. Lockhart’s annual salary was increased to $385,000. Mr. Lockhart was also eligible for an annual incentive bonus and stock options as might have been determined by the Human Resources & Compensation Committee. This agreement could have been terminated by the Company with or without “proper cause” or by Mr. Lockhart for “good reason,” in each case as defined in this agreement; however, should this agreement have been terminated without proper cause or for good reason, Mr. Lockhart would have been entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would have been equal to the greater of the highest annual incentive bonus payment previously received by Mr. Lockhart for the last two fiscal years prior to the date of termination or 50% of his annual base salary. This agreement also contained restrictive covenants relating to the protection of confidential information and clients of the Company that remain applicable.

Under the Change of Control Employment Agreement, in the event there was a change of control of the Company, Mr. Lockhart would have been employed for a period of three years after the change of control. If his employment terminated at any time during the three year period following a change of control for any reason other than death, cause or his election, Mr. Lockhart would have received an agreed upon amount of severance pay equal to three times his highest applicable annual salary and bonus. Additionally, Mr. Lockhart would have been eligible to receive benefits substantially equivalent to those which would have been received under the Company’s qualified and non-qualified plans. This agreement provided that any excise taxes would have been paid by the Company, as well as any legal expenses of Mr. Lockhart. If he elected to terminate his employment in the first year after the change of control, but without any deemed breach by the Company or its successor, Mr. Lockhart would have been entitled to severance pay equal to one times his highest applicable annual salary and bonus.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Robert B. Lockhart resigned as President and Chief Operating Officer and as a director of the Company on May 25, 2005.

The resignation followed reviews of the Company’s business practices that determined that, beginning in 1998, an employee in the Company’s Hartford, Connecticut, office arranged or attempted to arrange for payments to be made to the Company, or by the Company, in connection with the placement of professional liability insurance policies for three different organizations, which may have been improper. The Company has terminated the employee who was involved with the three accounts and placed another employee on administrative leave, pending the results of further investigation. Mr. Lockhart was president of the Hartford office or Northeast regional director at the time of certain of the payments.

The Company has provided information about these actions to the United States Attorney for the State of Connecticut, the Attorney General of the State of Connecticut, and the Connecticut Commissioner of Insurance. The Company intends to cooperate fully with their investigations.

The reviews of the Company’s business practices had been made by counsel that the Company and an independent committee of the Company’s Board of Directors had engaged as a result of inquiries from various attorneys general and departments of insurance and other legal matters. The investigation is ongoing.

Additional information is included in a letter that the Company distributed to its employees on May 26, 2005. A copy of the letter is being furnished as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Letter to employees of the Company dated May 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY
(Registrant)

Dated: May 26, 2005	By:	/s/ Walter L. Smith
Walter L. Smith
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter to employees of Hilb Rogal & Hobbs Company dated May 26, 2005.